Exhibit 99

Darling International Inc.
2012 Omnibus Incentive Plan

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ARTICLE 1	ESTABLISHMENT, PURPOSE, ELIGIBILITY		1
	1.1	Establishment	1
	1.2	Purpose of the Plan	1
	1.3	Awards	1
	1.4	Eligibility and Participation	1
ARTICLE 2	DEFINITIONS		1
ARTICLE 3	ADMINISTRATION		5
	3.1	General	5
	3.2	Authority of the Committee	5
	3.3	Advisors	6
	3.4	Delegation	6
ARTICLE 4	SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS		6
	4.1	Number of Shares Available for Awards	6
	4.2	Share Usage	6
	4.3	Annual Award Limits	7
	4.4	Adjustment in Authorized Shares	7
ARTICLE 5	STOCK OPTIONS		8
	5.1	Grant of Stock Options	8
	5.2	Stock Option Terms	8
	5.3	Stock Option Term	8
	5.4	Time of Exercise	8
	5.5	Method of Exercise	8
	5.6	Limitations on Incentive Stock Options	9
	5.7	Additional Limitations on Incentive Stock Options for Ten Percent Shareholders	9
	5.8	Performance Goals	9
ARTICLE 6	STOCK APPRECIATION RIGHTS		9
	6.1	Grant of Stock Appreciation Rights	9
	6.2	Terms of Stock Appreciation Right	9
	6.3	Tandem Stock Appreciation Rights and Stock Options	10
ARTICLE 7	RESTRICTED STOCK AND RESTRICTED STOCK UNITS		10
	7.1	Grant of Restricted Stock or Restricted Stock Units	10

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	7.2	Terms of Restricted Stock or Restricted Stock Unit Awards	10
	7.3	Performance Stock or Performance Units	10
	7.4	Voting and Dividend Rights	10
	7.5	Section 83(b) Election	11
ARTICLE 8	OTHER STOCK-BASED AWARDS		11
ARTICLE 9	DIVIDEND EQUIVALENTS		11
ARTICLE 10	NON-EMPLOYEE DIRECTOR AWARDS		11
ARTICLE 11	CASH-BASED AWARDS		11
ARTICLE 12	PERFORMANCE-BASED COMPENSATION		12
	12.1	Performance Measures	12
	12.2	Establishment of Performance Goals for Covered Employees	12
	12.3	Permitted Exclusions/Inclusions	12
	12.4	Adjustment of Performance-Based Compensation	13
	12.5	Certification of Performance	13
	12.6	Reapproval of Performance Measures	13
ARTICLE 13	CHANGE OF CONTROL		13
ARTICLE 14	DURATION, AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION		14
	14.1	Duration of the Plan	14
	14.2	Amendment, Modification, Suspension, and Termination of Plan	14
	14.3	Amendment, Modification, Suspension, and Termination of Awards and Award Agreements	14
	14.4	Adjustment of Awards upon the occurrence of Certain Unusual or Nonrecurring Events	14
ARTICLE 15	GENERAL PROVISIONS		14
	15.1	Settlement of Awards; No Fractional Shares	14
	15.2	Tax Withholding	15
	15.3	Share Withholding	15
	15.4	No guarantees Regarding Tax Treatment	15
	15.5	Transferability of Awards	15
	15.6	Termination of Service; Forfeiture Events	15
	15.7	Deferrals	16

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	15.8	Conditions and Restrictions on Shares	16
	15.9	Share Certificates	16
	15.10	Compliance with Law	16
	15.11	Rights as a Shareholder	16
	15.12	Awards to Non-U.S. Employees	17
	15.13	No Right to Continued Service	17
	15.14	Beneficiary Designation	17
	15.15	Other Compensation Plans or Arrangements	17
	15.16	Gender and Number	17
	15.17	Severability	17
	15.18	Unfunded Plan	18
	15.19	Nonexclusivity of the Plan	18
	15.20	No Constraint on Corporate Action	18
	15.21	Successors	18
	15.22	Governing Law	18
	15.23	Data Protection	18
ARTICLE 16	COMPLIANCE WITH SECTION 409A OF THE CODE AND SECTION 457A OF THE CODE		19
	16.1	General	19
	16.2	Payments to Specified Employees	19
	16.3	Separation from Service	19
	16.4	Section 457A	19

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Darling International Inc.
2012 Omnibus Incentive Plan

ARTICLE 1

ESTABLISHMENT, PURPOSE, ELIGIBILITY

1.1    Establishment. Darling International Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes the 2012 Omnibus Incentive Plan (hereinafter referred to as the “Plan”) as set forth in this document. The Plan shall become effective upon shareholder approval (the “Effective Date”).

1.2    Purpose of the Plan. The purpose of the Plan is to attract, retain and motivate Employees, Directors, and Third Party Service Providers of the Company and its Subsidiaries and Affiliates and to encourage them to have a financial interest in the Company.

1.3    Awards. The Plan permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock (including Performance Stock), Restricted Stock Units (including Performance Units), Other-Stock Based Awards, Non-Employee Director Awards, Dividend Equivalents, and Cash-Based Awards. The Plan sets forth the performance goals and procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation.

1.4    Eligibility and Participation. Any Employee, Non-employee Director, or Third Party Service Provider is eligible to be designated a Participant. An individual shall become a “Participant” upon the grant of an Award. Each Award shall be evidenced by an Award Agreement. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 2

DEFINITIONS

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.
2.1    “Affiliate” means any corporation or other entity, whether domestic or foreign, in which a Person has or obtains directly or indirectly the ability to vote to seat a majority of the board of directors or comparable governing body; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A of the Code, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A of the Code. A Person that attains the status of Affiliate on a date after the Effective Date shall be considered an Affiliate commencing as of such date.

2.2    “Annual Award Limit” shall have the meaning set forth in Section 4.3.

2.3    “Award” means, individually or collectively, any Stock Option, Stock Appreciation Right, Restricted Stock (including any Performance Stock), Restricted Stock Unit (including any Performance Unit), Dividend Equivalent, Cash-Based Award, Other Stock-Based Award or Non-employee Director Award that is granted under the Plan.

2.4    “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6    “Board of Directors” means the Board of Directors of the Company.

2.7    “Cash-Based Award” means any right granted under Article 11.

2.8    “Change of Control” means the occurrence of any of the following events:

(a)Any Person becomes the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.8, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities; (ii) any acquisition by the Company or any of its Subsidiaries or Affiliates; (iii) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries or Affiliates; or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of Section 2.8(c).

(b)Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by one or more of the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of any Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c)Consummation of a reorganization, merger, amalgamation, statutory share exchange, consolidation or like event to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the

Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of Section 2.8(b)) at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10    “Committee” means the compensation committee of the Board of Directors, or any other committee designated by the Board of Directors to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (a) a person defined as a “non-employee director” in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, (b) an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and (c) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.11    “Company” means Darling International Inc., a Delaware corporation, and any successor thereto.

2.12    “Covered Employee” means for any Plan Year, a Participant designated by the Company as a potential “covered employee,” as such term is defined in Section 162(m) of the Code and the regulations promulgated thereunder, or any successor statute.

2.13    “Director” means any individual who is a member of the Board of Directors of the Company.

2.14    “Dividend Equivalent” means any right granted under Article 9.

2.15    “Effective Date” has the meaning set forth in Section 1.1.

2.16    “Employee” means any employee of the Company, a Subsidiary or an Affiliate.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.18    “Extraordinary Items” means (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; (d) the effect of a merger or acquisition; (e) the effects of ASC 715; or (f) the effects of ASC 815: all of which must be identified in the audited financial statements, including footnotes, or Management's Discussion and Analysis section of the Company's annual report on Form 10-K, as promulgated under the regulations of the Securities and Exchange Commission.

2.19    “Fair Market Value” means the (i) closing price of a Share on the New York Stock Exchange (or if the Shares are listed on another national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), on such exchange or system), or if there was no trading of Shares on such date, on the next preceding date on which there was trading in the Shares, (ii) if the Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the bid and asked prices for the Shares in such over-the-counter market on such date, or if there was no trading of Shares on such date, on the next preceding date on which there was trading in the Shares, or (iii) if Shares are not then listed on a national exchange or NASDAQ or traded on an over-the-counter market, such value as the Committee in its sole discretion establishes for purposes of granting Awards under the Plan.

2.20    “Incentive Stock Option” means a Stock Option to purchase Shares granted under Article 5 to an Employee and that is designated as an “incentive stock option” and that is intended to meet the requirements of Code Section 422, as it may be amended or modified.

2.21    “Non-Employee Director” means a Director who is not an Employee.

2.22    “Non-Employee Director Award” means any Award granted to a Non-Employee Director under Article 10.

2.23    “Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.24    “Option Price” means the purchase price per Share subject to a Stock Option, as determined pursuant to Article 5 of the Plan.

2.25    “Other Stock-Based Award” means any right granted under Article 8.

2.26    “Participant” means any eligible person as set forth in Section 1.4 to whom an Award is granted.

2.27    “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance based compensation” within the meaning of the regulations promulgated under Section 162(m) of the Code or any successor provision.

2.28    “Performance Measures” means measures as described in Section 12.1 on which the performance goals are based and which are approved by the Company's shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.29    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.30    “Performance Stock” means a Share of Restricted Stock as described in Section 7.3.

2.31    “Performance Unit” means a Restricted Stock Unit as described in Section 7.3.

2.32    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.33    “Plan” means the Darling International Inc. 2012 Omnibus Incentive Plan.

2.34    “Plan Year” means the Company's fiscal year, which is the 52/53 week fiscal year ending on the Saturday nearest to December 31.

2.35    “Prior Plans” means the Company's 1994 Employee Flexible Stock Option Plan, Non-Employee Directors Stock Option Plan and 2004 Omnibus Incentive Plan.

2.36    “Restricted Stock” means any Share granted under Article 7.

2.37    “Restricted Stock Unit” means any right granted under Article 7.

2.38    “Restriction Period” means the period during which Restricted Stock awarded under Article 7 of the Plan is subject to forfeiture.

2.39    “Share” means a share of common stock of the Company, $0.01 par value per share.

2.40    “Stock Appreciation Right” means any right granted under Article 6.

2.41    “Stock Option” means any right granted under Article 5.

2.42    “Subsidiary” means any corporation, partnership, limited liability company or other entity, whether domestic or foreign, of which the Company owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity interests generally entitled to vote in the election of directors (as determined in a manner consistent with Section 409A of the Code).

2.43    “Ten Percent Shareholder” means a Person who owns (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company generally entitled to vote in the election of directors, its “parent corporation” or any “subsidiary corporation” (as such terms are defined in Section 424 of the Code).

2.44    “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary or an Affiliate that (a) are not in connection with the offer and sale of the Company's securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company's securities.

ARTICLE 3

ADMINISTRATION

3.1    General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan.

3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to (a) interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan; (b) determine eligibility for Awards; and (c) adopt such rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. The Committee's authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Section 14.3, adopting modifications and amendments to any Award Agreement. Notwithstanding anything in this Section to the contrary, the Board of Directors is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board of Directors, as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.3    Advisors. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.

3.4    Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided, however, that the Committee shall not delegate to officers of the Company the power to make grants of Awards to officers of the Company or any of its Subsidiaries or Affiliates.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1    Number of Shares Available for Awards.

(a)General. Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 10,000,000 Shares, plus any Shares that are available under the Prior Plans as of the Effective Date and (i) that exceed the number of Shares subject to outstanding awards under the Prior Plans and (ii) that are subject to outstanding awards under the Prior Plans and, for any reason, are not issued in settlement of such awards under the Prior Plans. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

(b)Non-Employee Director Awards. Subject to the limit set forth in Section 4.1(a), the maximum number of Shares that may be issued to Non-Employee Directors shall be 1,200,000 Shares.

4.2    Share Usage.

(a)    General. Shares shall be charged against the total number of Shares available for Awards and the Annual Award Limits on the date of grant to the extent such Awards are denominated in Shares and on the date of settlement for any other Award which is settled in Shares; provided, however, that in the case of a Stock Appreciation Right granted in tandem with a Stock Option, only the number of Shares subject to the Stock Option shall be counted.

(b)    Awards Not Settled in Shares. If all or a portion of an Award denominated in Shares is not settled in Shares, such Shares that are not actually issued and delivered to a Participant (or, if permitted by the Committee, to a Participant's designated transferee) shall not be counted against the total number of Shares available for Awards but shall continue to be counted for purposes of the Annual Award Limits.

(c)Cancelled/Forfeited Awards. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged, prior to the issuance of Shares, for Awards not involving Shares shall be available again for grant under the Plan.
(d)Stock Options. To the extent the Committee permits the exercise price of any Stock Option (or related tax withholding) to be satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(e)    Dividends or Dividend Equivalents. The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or Dividend Equivalents paid in respect of Awards made under the Plan that are settled or reinvested in Shares or additional Awards.

(f)    Corporate Transactions. If the Committee authorizes the issuance or assumption under this Plan of awards granted under another plan in connection with any merger, amalgamation, statutory share exchange, consolidation, acquisition of property or stock, or reorganization, such authorization shall not reduce the maximum number of Shares available for issuance under this Plan; provided, however, that if any of the assumed awards are Incentive Stock Options such assumed Incentive Stock Options shall reduce the maximum number of Shares that may be issued pursuant to the exercise of an Incentive Stock Option.

4.3    Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee is not intended to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and collectively, “Annual Award Limits”) shall apply to grants of Awards under the Plan:

(a)    Awards Denominated in Shares. The maximum number of Shares with respect to which Awards denominated in Shares are granted to any Participant in any Plan Year shall be two-hundred seventy-five thousand (275,000) Shares in the aggregate for all such Awards.

(b)    Awards Denominated in Cash. The maximum amount of Cash with respect to which Awards denominated in Cash that are granted to any Participant in any Plan Year shall be four million, two-hundred fifty thousand dollars ($4,250,000) in the aggregate for all such Awards.

4.4    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, amalgamation, statutory share exchange, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure (other than normal cash dividends) of the Company, or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants' rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the exercise price or grant price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.
The Committee may authorize the issuance or assumption of awards granted under another plan in connection with any merger, amalgamation, statutory share exchange, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate.

ARTICLE 5

STOCK OPTIONS

5.1    Grant of Stock Options. The Committee is hereby authorized to grant Stock Options to Participants. Each Stock Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 5 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Stock Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options. Pursuant to Section 6.1, Stock Options may be granted in tandem with Stock Appreciation Rights. Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that a Stock Option (or any portion thereof) intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Each Stock Option shall be evidenced by an Award Agreement which shall state the number of Shares covered by such Option and the Option Price per Share subject to such Option. Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions as the Committee shall deem advisable.

5.2    Stock Option Terms. The Option Price shall be determined by the Committee at the time of grant; provided, however, subject to Section 5.7, the Option Price shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.3    Stock Option Term. The term of each Stock Option shall be determined by the Committee at the time of grant; provided, however, subject to Section 5.7, in no event shall such term be greater than ten (10) years.

5.4    Time of Exercise. Except as otherwise provided in an Award Agreement, Stock Options may be exercised for all, or from time to time any part, of the Shares for which they are then exercisable, and Stock Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. For purposes of this Article 5, the exercise date of a Stock Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company, in each case pursuant to Section 5.5 and Section 15.3 hereof.

5.5    Method of Exercise. Except as otherwise provided in an Award Agreement, Stock Options granted under this Article 5 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Stock Option is to be exercised. The aggregate Option Price for the Shares as to which a Stock Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (a) in cash, (b) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above) or (d) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of a Stock Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may also designate other acceptable forms of payment, in its complete discretion.

5.6    Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and of any parent corporation or subsidiary corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an “incentive stock option” as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded; provided, however, to the extent any Stock Option (or portion thereof) granted as an Incentive Stock Option fails to qualify as an Incentive Stock Option, such Stock Option (or portion thereof) shall be treated as a Nonqualified Stock Option.

5.7    Additional Limitations on Incentive Stock Options for Ten Percent Shareholders. The Option Price of an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option granted to a Ten Percent Shareholder may be exercised later than five (5) years after the date it is granted.

5.8    Performance Goals. The Committee may condition the grant of Stock Options or the vesting of Stock Options upon the Participant's achievement of one or more performance goal(s) (including the Participant's provision of Services for a designated time period), as specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Stock Option to such Participant or the Stock Option shall not vest, as applicable.

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1    Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option at the same time such Stock Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. The payment in respect of such Stock Appreciation Right may be in the form of cash, Shares, or any combination thereof, as the Committee shall determine in its sole discretion.

6.2    Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

6.3    Tandem Stock Appreciation Rights and Stock Options. A Tandem SAR shall be exercisable only to the extent that the related Stock Option is exercisable and shall expire no later than the expiration of the related Stock Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Stock Option (and, when a Share is purchased under the related Stock Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

ARTICLE 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1    Grant of Restricted Stock or Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Participants. Each Restricted Stock Unit shall represent one Share. Restricted Stock Units shall be credited to a notional account maintained by the Company. No Shares are actually awarded to the Participant in respect of Restricted Stock Units on the date of grant. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

7.2    Terms of Restricted Stock or Restricted Stock Unit Awards. Each Award Agreement evidencing a Restricted Stock or Restricted Stock Unit grant shall specify the period(s) of restriction or vesting terms, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, settlement dates, and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed unless otherwise necessary or advisable under applicable law and such number of Shares delivered to the Participant (or, where appropriate, the Participant's legal representative).

7.3    Performance Stock or Performance Units. Restricted Stock and Restricted Stock Units, the grant of which or lapse of restrictions of which is based upon the achievement of performance goals over a performance period, shall be referred to as “Performance Stock” and “Performance Units,” respectively. If the Participant fails to achieve the specified performance goals, the Committee shall not grant the Performance Stock or Performance Units to such Participant or the Participant shall forfeit the Award of Performance Stock or Performance Units to the Company, as applicable.

7.4    Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant's Award Agreement, Participants shall have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restricted Period or with respect to Restricted Stock Units; provided, that, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights and receive dividends with respect to Restricted Stock during the Restriction Period. Dividends shall be paid to Participants at the same time that other stockholders of the Company receive such dividends. Participants holding Restricted Stock Units shall have no voting rights and shall not have the right to receive dividends with respect to any Restricted Stock Units granted hereunder.

7.5    Section 83(b) Election. The Committee may permit Participants to make elections pursuant to Section 83(b) of the Code with respect to Awards of Restricted Stock, or the Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

ARTICLE 8

OTHER STOCK-BASED AWARDS

The Committee is hereby authorized to grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) to Participants in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards shall be referred to as “Other Stock-Based Awards.” Each such Other Stock-Based Award may involve the transfer of actual Shares to Participants or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Each Other Stock-Based Award shall be expressed in terms of Shares or units or an equivalent measurement based on Shares, as determined by the Committee.

ARTICLE 9

DIVIDEND EQUIVALENTS

The Committee is hereby authorized to grant to Participants Dividend Equivalents based on the dividends declared on Shares that are subject to any Award. Dividend Equivalents shall be credited as of dividend payment dates during the period between the date the Award is granted and the date the Award is exercised, vested, expired, credited or paid. Such Dividend Equivalents shall be converted to cash, Shares or additional Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.
Dividend Equivalents granted with respect to any Stock Option or Stock Appreciation Right may be payable regardless of whether such Stock Option or Stock Appreciation Right is subsequently exercised.
ARTICLE 10

NON-EMPLOYEE DIRECTOR AWARDS

The Board of Directors or the Committee is hereby authorized to grant Awards to Non-Employee Directors, as it shall from time to time determine, including Awards granted in satisfaction of annual fees that are otherwise payable to Non-Employee Directors.

ARTICLE 11

CASH-BASED AWARDS

The Committee is hereby authorized to grant Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards shall be referred to as “Cash-Based Awards.” Each such Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

ARTICLE 12

PERFORMANCE-BASED COMPENSATION

The Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance based compensation” within the meaning of Section 162(m) of the Code and related regulations.
12.1    Performance Measures. The granting, vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of performance goals based on one or more of the following Performance Measures: (a) net income (before or after taxes); (b) earnings per Share before or after taxes, interest, depreciation, and/or amortization; (c) net sales growth; (d) net operating profit; (e) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (f) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (g) gross or operating margins; (h) productivity ratios; (i) Share price (including, but not limited to, growth measures and total shareholder return); (j) expense targets; (k) operating efficiency; (l) customer satisfaction; (m) working capital targets; (n) economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (o) account growth; (p) service revenue; and (q) capital expenditures.

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal, including past performance, or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate. Subject to Section 162(m) of the Code, the Committee may adjust the performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences: (A) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (B) mergers and acquisitions; and (C) financing transactions, including selling accounts receivable.
12.2    Establishment of Performance Goals for Covered Employees. No later than ninety (90) days after the commencement of a Performance Period (but in no event after twenty-five percent (25%) of such Performance Period has elapsed), the Committee shall establish in writing: (a) the Performance Measures applicable to the performance period; (b) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (c) the method for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (d) the Participants or class of Participants to which such performance goals apply. The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

12.3    Permitted Exclusions/Inclusions. When establishing the performance goals, the Committee may provide in any Award to a Covered Employee that the evaluation of performance goals may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) acquisitions or divestitures; (f) foreign exchange gains and losses; and (g) Extraordinary Items.

12.4    Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.5    Certification of Performance. No Award designed to qualify as Performance-Based Compensation shall be granted, vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

12.6    Reapproval of Performance Measures. Performance Measures listed in Section 12.1 may not be used in designing Awards intended to qualify as performance-based compensation after the first shareholder meeting that occurs in the fifth (5th) year following the year in which shareholder approval is first approved (or previously approved pursuant to this Section 12.6), unless shareholder approval of such Performance Measures is again obtained or applicable tax or securities laws change to provide otherwise.

ARTICLE 13

CHANGE OF CONTROL

Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement:
(a)Time Vested Awards. Awards, the vesting of which depends upon a participant's continuation of service for a period of time, shall become fully vested and exercisable immediately prior to the consummation of the Change of Control; shall be distributed or paid to the participant not later than thirty (30) days following the date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and shall terminate as to any unexercised portion upon consummation of the Change of Control; provided, however, that if the Award is denominated in Shares, the amount distributed or paid shall equal the difference (if any) between the Fair Market Value of the Shares on the date of the Change of Control and, if applicable, the Option Price, grant price or unpaid purchase price as of the date of the Change of Control; and

(b)Performance-Based Awards. Awards, the vesting of which is based on achievement of performance criteria over a performance period, shall become fully vested and exercisable immediately prior to the consummation of the Change of Control; shall be deemed earned based on the target performance being automatically attained for the performance period in which the Change of Control occurs; shall be distributed or paid to the participant no later than thirty (30) days following the date of the Change of Control pro rata based on the portion of the performance period elapsed on the date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and shall thereafter terminate and shall terminate as to any unexercised portion upon consummation; provided, however, that if the Award is denominated in Shares, the amount distributed or paid shall equal the difference (if any) between the Fair Market Value of the Shares on the date of the Change of Control and, if applicable, the Option Price, grant price or unpaid purchase price as of the date of the Change of Control (for the avoidance of doubt, with respect to any Award of Restricted Stock, the applicable restrictions shall lapse).

ARTICLE 14

DURATION, AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

14.1    Duration of the Plan. Unless sooner terminated as provided in Section 14.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

14.2    Amendment, Modification, Suspension, and Termination of Plan. The Board of Directors may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan, in whole or in part; provided, however, that, without the prior approval of the Company's shareholders, (a) Stock Options or Stock Appreciation Rights and any Other Stock Based Award that is not a Full Value Award which is issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price or grant price of a previously granted Award, (b) no such action shall increase the number of Shares available under the Plan (other than an increase permitted under Article 4) absent shareholder approval and (c) no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule; provided, further, that the Committee may amend the Plan without such shareholder approval in a manner it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). After the Plan is terminated in accordance with this Section 14.2, no Award may be granted but any Award previously granted shall remain outstanding in accordance with the terms and conditions of the Plan and the Award.

14.3    Amendment, Modification, Suspension, and Termination of Awards and Award Agreements. The Committee shall have the authority at any time and from time to time, to alter, amend, modify, suspend or terminate the terms and conditions of any Award or Award Agreement; provided, however, that no such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award; provided, further, that the Committee may amend any Award or any Award Agreement without such consent of the Participant in a manner it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Act.

14.4    Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the limitations in Section 12.4 related to other Performance-Based Compensation, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

ARTICLE 15

GENERAL PROVISIONS

15.1    Settlement of Awards; No Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. Awards (other than Stock Options and Restricted Stock) may be settled in cash, Shares, other securities, additional Awards or any combination, regardless of whether such Awards are originally denominated in cash or Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

15.2    Tax Withholding. The Company shall have the power and the right to deduct or withhold from any amount or property deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

15.3    Share Withholding. With respect to withholding required upon the exercise of Stock Options or Stock Appreciation Rights, upon the lapse of restrictions on or vesting of Restricted Stock and Restricted Stock Units, upon the achievement of performance goals related to Performance Stock and Performance Units, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

15.4    No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their directors, employees or representatives shall have any liability to a Participant with respect thereto.

15.5    Transferability of Awards. Each Incentive Stock Option granted hereunder and, except as otherwise provided in a Participant's Award Agreement or otherwise at any time by the Committee, each other Award granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and any attempt to enforce such a purported sale, transfer, pledge, alienation or hypothecation shall be void and unenforceable against the Company or any Affiliate. Should the Committee permit transferability of an Award, it may do so on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Any permitted transfer of an Award shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. An Incentive Stock Option may be exercised by a Participant only during his or her lifetime. Unless transferability is permitted, Nonqualified Stock Options and Stock Appreciation Rights may be exercised by a Participant only during his or her lifetime. If the Committee permits any Nonqualified Stock Option or Stock Appreciation Right to be transferred, references in the Plan to the exercise of a Stock Option or Stock Appreciation Right by the Participant or payment of any amount to the Participant shall be deemed to include the Participant's transferee.

15.6    Termination of Service; Forfeiture Events.

(a)Termination of Service. Each Award Agreement shall specify the effect of a Participant's termination of service with the Company and any of its Subsidiaries or Affiliates, including specifically whether the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, in addition to the effect on any otherwise applicable vesting or performance conditions of an Award. Such provisions shall be determined in the

Committee's sole discretion, need not be uniform and may reflect distinctions based on the reasons for termination.

(b)Forfeiture Events. An Award Agreement may also specify other events that may cause a Participant's rights, payments and benefits with respect to an Award to be subject to reduction, cancellation, forfeiture, or recoupment, or which may affect any otherwise applicable vesting or performance conditions of an Award.

15.7    Deferrals. Subject to Article 16, the Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of any Award.

15.8    Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.9    Share Certificates. If an Award provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange or any stock exchange on which the Shares are admitted to trading or listed. Shares issued in connection with Awards of Restricted Stock may, to the extent deemed appropriate by the Committee, be retained in the Company's possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse.

15.10    Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, the New York Stock Exchange or stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)    Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 15.10 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 15.8. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their directors, employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
15.11    Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.12    Awards to Non-U.S. Employees. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)    Determine which Subsidiaries or Affiliates shall be covered by the Plan;

(b)    Determine which Employees, Directors and Third Party Service Providers outside the United States are eligible to participate in the Plan;

(c)Modify the terms and conditions of any Award granted to Employees, Directors and Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.12 by the Committee shall be attached to this Plan document as appendices; and

(e)Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

15.13    No Right to Continued Service. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate any Participant's employment or service at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither any Award nor any benefits arising under the Plan shall constitute an employment or consulting contract with the Company or any of its Subsidiaries or Affiliates and, accordingly, subject to Article 14 the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors or Committee, as applicable, without giving rise to any liability on the part of the Company or any of its Subsidiaries or Affiliates or their respective directors, employees or representatives.

15.14    Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, amounts due under the Plan remaining unpaid at the Participant's death shall be paid to the Participant's estate.

15.15    Other Compensation Plans or Arrangements. The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

15.16    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.17    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.18    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or its directors, employees or representatives, on the one hand, and any Participant, beneficiary, legal representative, or any other Person, on the other hand. To the extent that any Person acquires a right to receive payments from the Company or any of its Subsidiaries or Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.19    Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

15.20    No Constraint on Corporate Action. Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company's or any Subsidiary's or Affiliate's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, amalgamate, participate in a statutory share exchange or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company or any Subsidiary or Affiliate to take any action which such entity deems to be necessary or appropriate.

15.21    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.22    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.23    Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering or operating the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company, or may acquire control of or an interest in the Company, a Subsidiary or an Affiliate.

ARTICLE 16

COMPLIANCE WITH SECTION 409A OF THE CODE AND SECTION 457A OF THE CODE

16.1    General. The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company's intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant's prior consent, but shall not be required to, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

16.2    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

16.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

16.4    Section 457A. In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant's prior consent, but shall not be required to, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.